SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549


                                   FORM 8-K


                                CURRENT REPORT


   Pursuant to Section 13 or 15(d) of  the Securities Exchange Act of 1934


                   Date of Report:   	January 6, 1998
                   Date of earliest
                   event reported:   	January 6, 1998


                             Apple Computer, Inc.
            (Exact name of registrant as specified in its charter)


             California              0-10030            94-2404110
(State or other jurisdiction of     (Commission File   (I.R.S. Employer
incorporation or organization)       Number)            Identification No.)



                 1 Infinite Loop, Cupertino, California 95014
                   (Address of principal executive offices)


      Registrant's telephone number, including area code:   (408) 996-1010


                                Not Applicable
        (Former name or former address, if changed since last report.)
                           Exhibit Index on Page 4

                     INFORMATION INCLUDED IN THIS REPORT

Items 1 through 4, 6 and 8 Not Applicable.

Item 5.	Other Events.

	(i)	Reference is made to the press release issued to the public by the registrant on January 6, 1998, the text of which is attached hereto as an exhibit, for a description of the events reported pursuant to this Form 8-K.


Item 7.	Financial Statements, Pro Forma Financial Information and
Exhibits.

		(c)	Exhibits

		99.1.	Text of press release dated January 6, 1998.

                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        APPLE COMPUTER, INC.



                                        By: /s/ Fred D. Anderson
                                        Fred D. Anderson,
                                        Executive Vice President and Chief
                                        Financial Officer

                                        Date: January 8, 1998

INDEX TO EXHIBITS

Exhibit       Document                                                    Page
99.1          Text of Press Release dated January 6, 1998                 5

Apple Expects First Quarter Profits To Top $45 Million

 MACWORLD EXPO, SAN FRANCISCO--Jan.6, 1998--Apple Computer, Inc. today announced that it expects to report net profits exceeding $45 million on revenues of approximately $1.575 billion when it reports its fiscal 1998 first quarter financial results on Jan. 14, 1998.

"We are thrilled that our new plans are beginning to work," said Steve Jobs, Apple's Interim CEO. "While there is still lots of work to do, Apple is clearly coming back as a major player."

First quarter profitability was primarily due to higher gross margins and continued cost cutting. The Company also benefited from the following new products and initiatives announced during the quarter:

              * Apple's new Power Macintosh G3 computers,
                launched on Nov. 10, 1997 significantly
                outsold Apple's forecasts for the
                quarter--over 133,000 units shipped versus a forecast of 80,000 units--becoming
                Apple's most successful new product launch in history. Power Macintosh G3 computers outperform the fastest Intel Pentium II based computers, yet are priced competitively with systems from Dell and Gateway.

              * The on-line Apple Store
                (http://www.apple.com) has become one of the top-ten grossing e-commerce sites on the Internet since opening its e-doors on Nov. 10, 1997.

              * Apple's new build-to-order manufacturing
                worked, confounding skeptics. Apple now
                offers its Power Macintosh G3 computers in over 500 custom configurations through its on-line Apple Store and its new build-to-order manufacturing. Thousands of orders were received and shipped during the quarter.

              * Apple's new partnership with CompUSA, the
                world's largest computer retailer, is
                producing results. During the quarter
                CompUSA outfitted 57 of its computer
                superstores with dedicated Apple "store
                within a store" environments, sending
                CompUSA's Macintosh sales soaring. In the beginning of the quarter, Macintosh sales were 3 percent of CompUSA's overall PC business. Now, in the 57 stores outfitted in the store within a store format, Macintosh sales are 14 percent of CompUSA's PC business. CompUSA expects all of their computer superstores to be outfitted with the new Apple environments by February.

Jobs kicked off Apple's second fiscal quarter with his Macworld keynote address. He was joined onstage by senior executives from Microsoft, Oracle, Macromedia and Broderbund--four of the more than 50 software developers announcing new or updated products for the Macintosh at Macworld.

Microsoft announced that Office 98 Macintosh Edition would begin shipping later this month--months ahead of their Windows version. This version of Office offers Macintosh users advanced functionality, such as self-repairing applications, not currently available to Windows users. In addition, Apple announced Mac OS 8.1, an updated version of the successful Mac OS 8 software launched last August, and demonstrated QuickTime 3.0, the newest release of Apple's industry standard multimedia software.

Apple Computer, Inc. ignited the personal computer revolution in the 1970s with the Apple II, and reinvented the personal computer in the 1980s with the Macintosh. Apple is now recommitted to its original mission--to bring the best personal computing products and support to students, educators, designers, scientists, engineers, businesspersons and consumers in over 140 countries around the world.

These statements regarding estimated results are preliminary and based on partial information and management assumptions. The Company expects to announce its actual results for the first quarter of fiscal 1998 on Jan. 14, 1998.

The information in this release regarding expected revenues and profitability is forward looking and preliminary. Actual final results for the quarter could differ depending on a number of factors, including accounting adjustments made during the course of closing the quarter and the roll-up of actual financial data from the Company's various business units. For a more detailed discussion of factors that affect the Company's operating results, interested parties should review the Company's SEC reports, including Apple's Annual Report on Form 10-K for the year ended Sept. 26, 1997.

------------------------------------------------
[Press Information Contact:]
Katie Cotton
 (408) 974-7269
email: katiec@apple.com

Investor Relations Contact:
Nancy Paxton
(408) 974-5420
email: paxton1@apple.com

NOTE TO EDITORS: For additional information visit Apple's website
(http://www.apple.com/source/), call Apple's Media Helpline at (408) 974-2042, or contact Cara Lewis at our PR agency, Niehaus Ryan Group, Inc.,
(650) 827-7052.
------------------------------------------------
Apple's home page on the World Wide Web:
http://www.apple.com/
------------------------------------------------

Apple, the Apple logo, Macintosh, Power
  Macintosh, and QuickTime are registered
trademarks of Apple Computer, Inc. Additional company and product names may be trademarks or registered trademarks of the individual companies and are respectfully acknowledged.